CURIAN VARIABLE SERIES TRUST
7601 Technology Way, Denver, Colorado 80237
1-877-847-4143

March 17, 2014

Ms. Renee Pearsall, Staff Member
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Request for Correction of the Securities Act of 1933, as amended (“1933 Act”) Number for Certain Filings of the Curian Variable Series Trust (the “Registrant”)
CIK No. 0001532747

Dear Ms. Pearsall:

The Registrant affirmatively requests the correction of the 1933 Act number for two filings that were filed under the incorrect 1933 Act number.

1)	Form 485(b) filed on January 31, 2014. Accession Number: 0001532747-14-000057 Incorrect 1933 Act Number: 333-177369 Correct 1933 Act number: 333-193063
2)	Form 497 filed on February 18, 2014. Accession Number: 0001532747-14-000105 Incorrect 1933 Act Number: 333-177369 Correct 1933 Act number: 333-193063

If you have any questions, please contact me at (312) 730-9721 or Matt Maxwell of K&L Gates LLP at (312) 807-4418.

Sincerely,

/s/ Diana R. Gonzalez

Diana R. Gonzalez
Assistant Vice President
cc: File